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                                                                    EXHIBIT 99.1


FORMER U.S. ASSISTANT SECRETARY OF DEFENSE ELECTED TO TERREMARK WORLDWIDE'S BOARD OF DIRECTORS

MIAMI--(BUSINESS WIRE)--May 13, 2003--Terremark Worldwide,
Inc. (AMEX: TWW - News) the leading designer, builder and operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, today announced that the Hon. Arthur L. Money has been elected to its Board of Directors. Currently, Mr. Money helps guide the Company's strategy for the sale of products and services to the U.S. Government, including Homeland Security, intelligence community customers, and US military.

Mr. Money served as Assistant Secretary of Defense for Command, Control, Communications and Intelligence (ASD (C3I)) from 1999 and until 2001. Prior to his Senate confirmation, he served as the Senior Civilian Official, Office of the ASD (C3I) and as the Department of Defense (DoD) Chief Information Officer
(CIO). He also served as Assistant Secretary of Air Force for Research, Development and Acquisition, and as CIO for the Air Force. Mr. Money replaces Kenneth I. Starr who is stepping down as a Director of the Company for personal reasons.

"Art has had a very distinguished career both in private industry and in public service, where he served as Assistant Secretary of Defense and CIO for the Department of Defense," stated Manuel D. Medina, Chairman and CEO of Terremark Worldwide, Inc. "We are extremely proud and pleased he has joined the Board, where he will add the wealth of his experience to our deliberations. I also want to thank Ken Starr for his service to the Company's shareholders. Ken has been an ardent supporter of our Company for many years, and will continue to work with us in the future, but family matters require that he reduce his current outside commitments, so we wish him and his family all the best."

About Terremark Worldwide, Inc.

Terremark Worldwide Inc. (AMEX: TWW - News) is the leading designer, builder and operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the fifth Tier-1 Network Access Point in the world and the model for TerreNAP(SM) Data Centers the company is deploying in Sao Paulo, Brazil (NAP do Brasil), Madrid, Spain (NAP de las Americas - Madrid) and other emerging markets. The carrier-neutral NAP of the Americas is a state-of-the-art facility providing interconnection between global carriers, ISPs and others, as well as connecting fiber networks in Latin America, Europe, Asia and Africa to those in the U.S. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305/856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.


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Statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark's actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark's filings with the SEC. These factors include, without limitation, Terremark's ability to obtain funding for its business plans, uncertainty in the demand for Terremark's services or products and Terremark's ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

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CONTACT:
  Terremark Worldwide, Inc., Miami
  Sandra Gonzalez-Levy, 305/860-7829
  sgonzalez-levy@terremark.com
    or
  Investor Relations
  Strategic Growth International
  Richard E. Cooper/Rob Schatz, 516/829-7111 info@sgi-ir.com
    or
  Media Relations
  Edelman Public Relations Worldwide
  Jesus Rodriguez/Jim Burke, 305/358-9500
  jesus.rodriguez@edelman.com